Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:     Everett V. Pizzuti, President and CEO                                                   July 1, 2011
Joseph P. O’Connell, CFO
Astro-Med, Inc.
Tel: 800-343-4039

Albert W. Ondis; Founder and Recently Retired Chairman
and Chief Executive Officer of Astro-Med, Inc. Passes

WEST WARWICK, RI, July 1, 2011 -- It is with the deepest of sadness that we announce the passing of Albert W. Ondis, 85, today, July 1, 2011, founder and former CEO and Chairman of the Board of Astro-Med, Inc. (NASDAQ:ALOT).  He died peacefully surrounded by his family.

Without question he was a brilliant entrepreneur, having founded several successful companies in addition to Astro-Med, Inc.  His legacy will be carried on by the many loyal employees and friends that he generously taught over the years through example and by virtue of his dynamic spirit.

Mr. Ondis was a human being without equal, a strong, selfless and caring leader.  He was fully devoted to his business and his family and will always be remembered for his hard work, intelligence, vision, dedication, honesty and fairness.  He'll also be remembered for his successes as a businessman.  He touched many lives in so many positive ways.  He will forever be missed.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

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